Exhibit 3.2

                                     BY-LAWS

                                       of

                            AMES NATIONAL CORPORATION

                            Revised February 13, 1997

                                    Article I

                                  SHAREHOLDERS

Section 1. Annual Meeting. The annual meeting of the shareholders shall be held on a date selected in the last full week of January for the purpose of electing directors and for the transaction of such other business as may come before the meeting.

Section 2. Special Meetings. Special meetings of the shareholders may be called at any time by the Board of Directors, the Chairman of the Board, the President, or the holders of not less than one-tenth of all shares entitled to vote at the meeting. No business other than that stated in the notice of special meeting shall be transacted at such meeting without the unanimous consent of all shareholders represented in person or by proxy.

Section 3. Notice and Place. A written or printed notice stating the place, day, and hour of the meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called, shall be mailed to each shareholder at the address shown on the Corporation's records not less than ten nor more than fifty days before the date of the meeting at the direction of the Chairman, the President, the Secretary, or persons calling the meeting. The meeting will be held in the main office of the First National Bank, Ames, Iowa or at such other location within Story County as may be designated in the notice.

Section 4. Closing of Transfer Books. The stock transfer books shall be closed on December 19 prior to the annual meeting and for a period of ten days prior to any properly called special meeting, for the purpose of determining shareholders entitled to vote at the meeting or any adjournment thereof. Directors may, however, fix in advance an earlier record date for this purpose as long as such date is not earlier than fifty days prior to such meeting. In the event of the declaration of a dividend, shareholders of record fourteen days prior to the payment date shall be entitled to receive payment unless the directors specify a subsequent date of record which date must be at least ten days prior to the date indicated for distribution of the dividend.

Section 5. Proxies, Quorum, and Voting. Proxies duly authorized in writing shall be valid only for one meeting, to be specified therein, and any adjournment of such meeting. A majority of the shares entitled to vote, represented in person or by proxy, shall constitute a quorum of shareholders. The affirmative vote of the majority of the shares represented shall be the act of the shareholders unless a greater number is required by law. Each outstanding share shall be entitled to one vote upon each matter submitted. Voting on any question or in any election may be by voice unless the presiding officer shall order, or any shareholder shall demand, that voting be by ballot. The minutes of each shareholder meeting shall include a record showing the names of the shareholders present and those represented by proxy, the number of shares held by each, and the names of the proxies.

                                   Article II

                                    DIRECTORS

Section 1. Number and Election. The business and affairs of the corporation shall be managed by a Board of Directors of ten members unless the number shall be changed at a meeting of shareholders. In any event the number shall be not less than five nor more than twenty-five. At each annual meeting shareholders shall elect directors for a three-year term to fill vacancies and any resolution changing the number of directors will not be valid unless it assures that as nearly as possible one-third of the directors' terms will expire each year and that unexpired terms are not shortened. A director may resign at any time and any vacancy occurring due to death, resignation, or for any other reason, except removal, may be filled by the affirmative vote of a majority of the remaining directors though less than a quorum of the Board of Directors. The shareholders shall have the right at any time to remove any director, with or without cause, by majority vote of the outstanding shares and may elect a successor. A director elected to fill a vacancy shall be elected for the predecessor's unexpired term in office. Any directorship to be filled by reason of an increase in the number of directors shall be filled by election at an annual meeting or at a special meeting of shareholders called for this purpose.

Section 2. Regular and Special Meetings. The regular meeting of the Board of Directors shall normally be held, without notice, on the second Wednesday of the second month of each calendar quarter any place within the State of Iowa. When any regular meeting falls upon a holiday or the second Wednesday is inconvenient, the meeting shall be held on the next business day unless the Board shall designate some other day. Special meetings may be called by or at the request of the Chairman, President or any two directors who may fix any place within the State of Iowa as the place for holding the meeting. Each member of the Board of Directors shall be given notice stating the date, time and place by telephone, letter or in person, of each such special meeting. A majority of the number of Directors of the Board fixed by these By-Laws shall constitute a quorum for the transaction of business. The act of the majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors. A director cannot vote by proxy, or otherwise act by proxy at a Board of Directors meeting.

Section 3. Compensation. The shareholders shall have authority to establish reasonable compensation for all directors. The Board of Directors shall have authority to establish reasonable compensation of all officers or other persons for services to the corporation.

                                   Article III

                                    OFFICERS

Section 1. Title and Term. Officers shall consist of a President, one or more Vice Presidents, a Secretary and a Treasurer, and such Assistant Vice Presidents, Assistant Secretaries, or Assistant Treasurers, or other officers as may be appointed annually by the Board of Directors. Any two or more offices may be held by the same person. If the appointment of officers is not made at the first meeting of the Board of Directors following the Annual Meeting of Shareholders, it shall be accomplished as soon thereafter as practicable. Vacancies may be filled or new offices created and filled at any meeting of the Board of Directors. Each officer shall hold office until a successor shall have been duly appointed or until death or resignation or removal. Any officer may be removed by the Board of Directors whenever in its judgment the best interests of the corporation will be served thereby. Officers shall perform those duties described in the following Sections 2 through 6 and such additional duties as may be assigned to them by senior officers or the Board of Directors.

Section 2. President. The President shall be the principal executive officer of the corporation and shall supervise and control all of the business and affairs of the corporation, subject to the general powers of the Board of Directors. In the absence of the Chairman of the Board, the President shall preside at meetings of the Board of Directors. The President may sign deeds, mortgages, bonds, contracts, or other instruments except in cases where the signing and execution thereof shall be expressly delegated by the Board of Directors or by these By-Laws to some other officer of the corporation.

Section 3. Vice Presidents. In the absence of the President or in the event of any inability to act, the Vice President (or in the event there be more than one Vice President, the Vice Presidents in the order of their appointment) shall perform the duties of the President, and when so acting, shall have all the powers of and be subject to all the restrictions upon the President.

Section 4. Secretary. The Secretary shall keep the minutes of the Board of Directors, and when duly elected, of the shareholders meetings; see that all notices are duly given; maintain the stock transfer record of the corporation including names of shareholders in alphabetical order including addresses and the number of shares owned; be custodian of the corporate records and seal, and affix the seal to certificates for shares of the corporation's stock and other appropriate records, and in general perform all duties incident to the office of Secretary.

Section 5. Treasurer. The Treasurer shall have charge and custody of and be responsible for all funds and securities of the corporation and in general perform all duties incident to the office of Treasurer.

Section 6. Assistant Secretaries and Assistant Treasurers. The Assistant Secretaries and Assistant Treasurers shall perform, in general, such duties as shall be assigned to them by the Secretary or the Treasurer.

                                   Article IV

                      CONTRACTS, LOANS, CHECKS AND DEPOSITS

Section 1. Contracts and Loans. The Board of Directors may authorize any officer or officers to enter into any contract or execute and deliver any instrument in the name of and on behalf of the corporation. No loans shall be contracted on behalf of the corporation and no evidence of indebtedness shall be issued in its name unless authorized by a resolution of the Board of Directors. Such authorization may be general or confined to specific instances.

Section 2. Checks, Drafts and Deposits. All checks, drafts, or other orders for the payment of money shall be signed by an officer of the corporation or as might be determined by resolution of the Board of Directors who will also select such banks or other depositories for the credit of all funds of the corporation not otherwise employed.

                                    Article V

                             CERTIFICATES FOR SHARES

Section 1. Issue and Registration. Certificates for capital stock of this corporation shall be issued when fully paid and signed by the President or a Vice President and the Secretary or Treasurer and sealed with the seal of the corporation. They shall be bound in a book, numbered consecutively and registered in the order in which issued. The book shall provide a stub for each certificate showing the name or names of the owners of the shares, the number of such shares, and the date of issuance thereof.

Section 2. Transfer of Shares. Transfer of shares of the corporation shall be made only on the books of the corporation by the holder of record thereof, or by a legal representative who shall furnish satisfactory evidence of authority to act, and only on surrender for cancellation of certificates for a like number of shares. All certificates surrendered to the corporation shall be marked "Canceled" and the date surrendered entered thereon and the certificate shall be preserved and attached to the stub from which the same was taken. In the event any certificate shall be lost, the Secretary may order a new certificate to be issued in its place upon receiving such proof of loss and such bond of indemnity therefor as may be satisfactory to them in which case the documents presented shall be attached to the stub of the lost certificate.

Section 3. Increase of Capital Stock. The authorized shares of capital stock of the corporation may be increased only by vote of the shareholders who shall retain pre-emptive rights in proportion to their holdings unless the resolution authorizing the additional shares shall expressly waive such pre-emptive rights.

                                   Article VI

                        INDEMNIFICATION AND REIMBURSEMENT

The Corporation may indemnify and reimburse officers, directors, employees and agents of the Corporation, and any person who is or was serving at the request of the Corporation as a director, officer, employee or agent of another association, corporation, partnership, joint venture, trust or enterprise, to the full extent permitted by the Iowa Business Corporation Act except where limited by National Banking Laws and Regulations and, in addition, to the full extent otherwise provided by law: Provided, however, that no officer, director, employee or agent shall be so indemnified or reimbursed in relation to any action, suit, or proceeding in which they shall finally be adjudged to have been negligent in the performance of their duties or to have committed an act or failed to perform a duty for which there is a common law or a statutory liability: And providing further, that no such director, officer, employee or agent shall be so indemnified or reimbursed against any amounts paid in settlement, including expenses actually and necessarily incurred in connection therewith, unless the board of directors of the Corporation, by a majority vote of the directors who are not parties to such settlement, shall first have approved such proposed settlement. Approval or disapproval of a proposed settlement by the Corporation shall not subject the Corporation to any liability nor require indemnification or reimbursement of any party who the Corporation would not otherwise have been required to indemnify or reimburse.

                                   Article VII

                                   COMMITTEES

The following standing committees shall be appointed annually by the Board:

                Nominating and Stock Purchase Plan Committee
                Compensation Committee
                Audit Committee
                Loan Committee
                401(k) Profit Sharing Plan and Money Purchase Plan Committee

The Nominating and Stock Purchase Plan Committee, Compensation Committee and Audit Committee shall be comprised of three board members, one of whom shall be designated chair, who are not officers of the Corporation or of an affiliate Bank.

The Loan Committee shall be comprised of three board members with the chair being an officer of the Corporation.

The 401(k) Profit Sharing Plan and Money Purchase Plan Committee shall be comprised of the president of each affiliate bank, a corporate officer designated as chair, a member representing the Plans' Trustee and an affiliate bank officer designated as Secretary.

Each committee shall report its action in writing at the next regular meeting of the Board of Directors, who shall act on such report.

The Chairman and the President of the Corporation shall be ex-officio members of all committees except the Compensation Committee and the Audit Committee.

                                  Article VIII

                                   AMENDMENTS

These By-Laws may be amended at any regular meeting by the affirmative vote of a majority of the entire Board of Directors provided the proposed amendment or amendments shall first have been introduced at the preceding regular meeting.